EXHIBIT 21.01



            NAME OF SUBSIDIARY       STATE OF            PERCENTAGE
                 (1)(2)              INCORPORATION       OWNERSHIP


            Sbarro of Virginia, Inc.      Virginia                 100

            Sbarro America, Inc.          New York                 100

               Sbarro's of Texas, Inc.    Texas                    49(3)

            Italian Food Franchising,
               Inc.                       New York                 100

            Corest Management, Inc.       New York                 100

            Franrest Management, Inc.     New York                 100

            Larkfield Equipment Corp.     New York                 100

            Sbarro of Roosevelt Field
               Inc.                       New York                 100

            Melville Advertising
               Agency, Inc.               New York                 100

            401 Broadhollow Realty Corp.  New York                 100




            (1) Excludes subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary (within the meaning of Rule 1-02(v) of Regulation S-X) as of the end of the fiscal year covered by this report.

            (2) Indentation indicates the direct parent of an indirect subsidiary.

            (3) Sbarro America, Inc. beneficially owns 100% of the outstanding shares of the indicated subsidiary.